UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2017

SUNSHINE FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-54280	36-4678532
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 East Park Avenue, Tallahassee, Florida		32301
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (850) 219-7200

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On January 31, 2017, Susan Conte notified Sunshine Financial, Inc. (the "Company") of her intention to retire from the Boards of Directors of the Company and Sunshine Community Bank (the "Bank"), its wholly owned operating subsidiary.  Mrs. Conte's retirement will be effective at the conclusion of her current term at the 2017 annual meeting of shareholders of the Company on May 24, 2017 (the "Annual Meeting").

(e) On January 31, 2017, the Boards of Directors of the Company and the Bank (collectively, the "Boards") voted to terminate the Company's change in control agreements with, and provided written notice as required by these agreements to, the Company's President and Chief Executive Officer Louis O. Davis Jr., Executive Vice President and Corporate Secretary Brian P. Baggett and Senior Vice President and Chief Financial Officer Scott A. Swain. In addition, the Boards voted to not approve any further extensions of Mr. Davis' employment agreement.  In accordance with the terms of each of these agreements, (i) the change in control agreements will terminate on February 2, 2019, twenty-four (24) months following the date written notice was delivered by the Company to the executive officers and (ii) Mr. Davis' employment agreement will terminate on December 31, 2019.

The foregoing summary is qualified in its entirety by reference to the full text of Mr. Davis' employment agreement and the change in control agreements, copies of which were filed as Exhibits 10.1, 10.2 and 10.3 to the Company's Registration Statement on Form S-1, as amended (File No. 333-169555).

Item 8.01         Other Events

The Company will hold its Annual Meeting on May 24, 2017.  Stockholders of record as of the close of business on March 31, 2017, will be entitled to vote at the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE FINANCIAL, INC

Date:	February 2, 2017	By:	/s/Scott A. Swain
Scott A. Swain, Senior Vice President and Chief Financial Officer

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